Exhibit 10.1
Second Amendment
to the
Copano Energy, L.L.C.
Long-Term Incentive Plan
          WHEREAS, Copano Energy, L.L.C (the “Company”) maintains the Copano Energy, L.L.C. Long-Term Incentive Plan (the “Plan”) for the purpose of granting Awards thereunder to eligible Employees, Directors and independent contractor consultants who perform services for the Company and its Affiliates; and
          WHEREAS, the Company desires to amend the Plan to provide for the Company’s right to cash out Awards of (i) Restricted Units under the Plan in connection with the vesting of such units and (ii) Options in connection with their exercise;
          NOW, THEREFORE, effective as of May 25, 2006, the Plan is amended as follows:
I.	A new Section 6(a)(v) shall be added to the Plan as follows:
     “(v) Option Cash-Out Right. To the extent determined by the Company in its sole discretion, and to the extent provided for in an Award Agreement, in lieu of issuing Units to the Participant in connection with the exercise of an Option, the Company may elect to pay the Participant an amount of cash equal to the excess of the aggregate Fair Market Value of the Units as to which the Options are being exercised as of the date of exercise over the aggregate exercise price for such Units, less any amounts required to be withheld by the Company or an Affiliate to meet withholding obligations under applicable law (the right to make such election, the “Option Cash-Out Right”). Upon payment by the Company of such amount, the number of Units that may be purchased by the Participant pursuant to the Options shall be reduced to the same extent as if the Company had not exercised the Option Cash-Out Right and the Participant had exercised the Options pursuant to his election.”
II.	A new Section 6(d)(iv) shall be added to the Plan as follows:
     “(iv) Restricted Unit Cash-Out Right. To the extent determined by the Company in its sole discretion, and to the extent provided for in an Award Agreement, the Company may elect to pay a Participant an amount of cash equal to the aggregate Fair Market Value of the Restricted Units on the vesting date of such units, less any amounts required by the Company or an Affiliate to meet withholding obligations under applicable law, in lieu of issuing such units to the Participant (the right to make such election, the “Restricted Unit Cash-Out Right”). Upon payment by the Company of such amount, any certificate representing the Restricted Units as to which such Restricted Unit Cash-Out Right has been exercised shall be cancelled.”

     All terms used herein that are defined in the Plan shall have the same meanings given to such terms in the Plan, except as otherwise expressly provided herein.
     Except as amended and modified hereby, the Plan shall continue in full force and effect and the Plan and this instrument shall be read, taken and construed as one and the same instrument.
     Effective this day of May 25, 2006.